UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 13, 2024

Kaanapali Land, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	#0-50273 (Commission File Number)	01-0731997 (IRS Employer Identification No.)

900 N. Michigan Ave., Chicago, Illinois 60611

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:312-915-1987

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2024 (“Effective Date”), Pioneer Mill Company, LLC., an indirect wholly-owned subsidiary of Kaanapali Land, LLC (“PMC”), entered into a property purchase agreement (“PMC Sales Agreement”) with Pioneer Mill Site LLC (“Buyer”) for the sale of four parcels of land, aggregating approximately 20 acres (the “Property”) located in Lahaina, Hawaii. Pursuant to the PMC Sales Agreement, the sales price for the Property is $20.0 million (“Purchase Price”).

The PMC Sales Agreement contains customary warranties and representations, covenants and indemnification provisions, and the closing of the sale of the Property is subject to the satisfactory completion of the Buyer's investigation and evaluation of the Property during the due diligence period. The Buyer, in its sole discretion, has the right to terminate the PMC Sales Agreement (i) prior to the expiration of the due diligence period; (ii) in the event of an uncured environmental condition (as further described below) or (iii) if the closing date does not take place prior to a specified outside date (as further described below).

The due diligence period commenced on the Effective Date and expires on the earliest to occur of (i) the termination of the PMC Sales Agreement (as provided under the terms of such agreement), (ii) the date which is ninety calendar days after the Effective Date and (iii) such date and time at which Buyer delivers a written notice to PMC of Buyer’s decision to proceed.

The Property was substantially affected by the Lahaina wildfires that occurred on August 8, 2023, and as a result structures, improvements and personal property on the Property have been destroyed and remnants thereof remain on the Property as of the Effective Date. Certain state, county, and federal agencies have established and are in the process of implementing a debris and hazardous materials clean-up program for properties affected by the Lahaina wildfires, including the Property (“Lahaina Wildfire Cleanup”). Further a U.S. Army Corps of Engineers contractor has licensed (the “ECC License”) the Property as a multiple use temporary debris storage facility, and for other purposes, in connection with private party debris removal services. As a result, Buyer has been provided an additional period to conduct environmental testing, at Buyer’s sole expense, provided Buyer is not then in default under the PMC Sales Agreement, to investigate and evaluate the environmental condition of the Property (“Wildfire Cleanup and Environmental Assessment Period”). Such environmental testing period begins upon PMC’s delivery to Buyer of written notice that the ECC License has been terminated and expires on the date which is 120 calendar days thereafter. If Buyer reasonably identifies any material issue affecting the environmental condition of the Property and provides notice to PMC, PMC may, at its option, (i) cure the environmental condition or (ii) advise the Buyer that PMC will not cure such environmental condition, in which case Buyer may elect to terminate the PMC Sales Agreement.

While not a condition to closing, Buyer is required to use its diligent best efforts to pursue and obtain institutional financing and/or equity capital for a total amount anticipated to be not more than fifty percent (50%) of the Purchase Price. If Buyer does not obtain a binding commitment for Buyer’s financing prior to the expiration of the Wildfire Cleanup and Environmental Assessment Period, and provided that Buyer is not then in default under the PMC Sales Agreement, Buyer may, at its option and by delivering written notice thereof to PMC prior to the expiration of the Wildfire Cleanup and Environmental Assessment Period, elect to have PMC finance a portion of the Purchase Price, in an amount not to exceed $9.0 million, which shall be evidenced by a promissory note in favor of PMC (the “Promissory Note”). The Promissory Note shall be secured by a first lien on the Property, bear simple interest at a rate of 8.0% per year and be payable in full on or before the earlier of (i) two years after the closing date; and (ii) the funding of Buyer financing of the Property by any third-party.

The closing date shall be the date that is the later of (i) thirty calendar days after expiration of the Wildfire Cleanup and Environmental Assessment Period and (ii) ten business days after the date on which PMC receives a debris removal closeout package for the Property, pursuant to a county debris removal program, if applicable, or otherwise receives confirmation from the county indicating that Lahaina Wildfire Cleanup of the Property has been satisfactorily completed such that re-entry upon the Property for rebuilding is allowed (subject to customary entitlement processes) or is not prohibited, or such earlier date as may be mutually agreed in writing by PMC and Buyer. If the closing date does not occur prior to the date that is one year after the expiration of the Wildfire Cleanup and Environmental Assessment Period, Buyer may elect to terminate the PMC Sales Agreement.

As the PMC Sales Agreement is subject to certain conditions, as detailed above, there can be no assurance that the sale of the Property will be completed under the existing or any other terms of the PMC Sales Agreement, if at all.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

KAANAPALI LAND, LLC

	By:	Pacific Trail Holdings, LLC (sole member)

/s/ Richard Helland
June 18, 2024	By:	Richard Helland, Vice President

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